Exhibit 1: Consolidated Income Statement
(Second Quarter)

	Ch$ millions			US$ millions (1)
	2Q03	2Q04	% Change	2Q03	2Q04	% Change

Revenues	62.357	86.290	38,4%	89,2	135,6	52,0%
COGS	(53.489)	(72.605)	35,7%	(76,5)	(114,1)	49,1%
Gross Income	8.868	13.685	54,3%	12,7	21,5	69,6%
Gross Margin	14,2%	15,9%	-	14,2%	15,9%	-
SG&A	(5.463)	(5.583)	2,2%	(7,8)	(8,8)	12,3%
% sales	8,8%	6,5%	-	8,8%	6,5%	-
Operating Income	3.405	8.102	137,9%	4,9	12,7	161,4%
Operating Margin	5,5%	9,4%	-	5,5%	9,4%	-
Financial Income	267	318	19,2%	0,4	0,5	31,0%
Equity in Earning (Losses) of Related Companies	12	(10)	N/A	0,0	(0,0)	N/A
Other non-Operating Income	288	98	-66,1%	0,4	0,2	-62,8%
Financial Expenses	(3.414)	(2.720)	-20,3%	(4,9)	(4,3)	-12,5%
Positive Goodwill Amortization	(532)	(501)	-5,7%	(0,8)	(0,8)	3,6%
Other non-Operating Expenses	(1.068)	(746)	-30,2%	(1,5)	(1,2)	-23,3%
Price-level Restatement	1.269	(2.093)	N/A	1,8	(3,3)	N/A
Non-Operating Results	(3.178)	(5.653)	77,9%	(4,5)	(8,9)	95,5%
Income (Loss) Before Income Taxes	227	2.448	977,9%	0,3	3,8	1084,3%
Income Tax	(199)	732	N/A	(0,3)	1,2	N/A
Extraordinary Items	-	-	N/A	0,0	0,0	N/A
Minority Interest	(13)	(163)	1175,8%	(0,0)	(0,3)	1301,7%
Negative Goodwill Amortization	1	-	N/A	0,0	0,0	N/A
Net Income (Loss)	17	3.018	17908,2%	0,0	4,7	19686,1%

1 Exchange rate on June 2004 US$1.00 = 636,3
Exchange rate on June 2003 US$1.00 = 699,12

Última actualización 13/08/2004